Exhibit 10.30

OPENDOOR LABS INC.
116 New Montgomery, Suite 820
San Francisco, CA 94105

July 10, 2017

Gautam Gupta
Email: [*****]

Dear Gautam:

Opendoor Labs Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described in this letter (the “Offer Letter”).

1.                  Position. You will start in a full-time position in Chief Operating Officer. You will report to Eric Wu, the Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.                  Base Salary You will be paid a starting salary at the rate of $325,000 per year, less payroll deductions and all required withholdings, paid semi-monthly and on the Company’s regular payroll dates.

3.                  Benefits. During the term of this Agreement, you shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time and generally available to similarly situated executives of the Company, subject to any applicable waiting periods and other restrictions and terms and conditions of the plan in question. In addition, you shall be entitled to the benefits afforded to other members of senior management under the Company’s retirement plans, vacation, holiday and business expense reimbursement policies.

4.                  Signing and Retention Bonus. In addition, you will have the opportunity to earn a signing and retention bonus equal to an aggregate of $550,000 (the “Signing and Retention Bonus”). The Signing and Retention Bonus will be paid to you, less applicable withholdings and required deductions, as follows: (i) $150,000 will be advanced to you within 30 days of the start date of your employment with the Company, (ii) $125,000 will be paid to you within 30 days after the 12-month anniversary of your start date of your employment with the Company, and (iii) $275,000 will be paid to you within 30 days after the 24-month anniversary of your start date of your employment with the Company, subject, in each case, to your continuous active employment with Company through each such anniversary date.

With respect to the first $150,000 payment in clause (i) above, you will earn, and be permitted to retain, the full amount of this $150,000 payment if you remain employed by the Company through the 12-month anniversary of the start date of your employment with the Company. By signing below, you acknowledge and agree that, if before such date, you voluntarily resign without Good Reason (as defined below) or the Company terminates your employment for Cause (as defined in the Company’s 2014 Stock Plan (the “Plan”)), you will be required to immediately re-pay the Company the full amount of any such $150,000 bonus paid to you.

5.                  Equity Grant. Subject to the approval of the Board, you will be granted an early exercise option to purchase 1,350,000 shares of the Company’s common stock (the “Option”). Except as set forth below, the Option will be subject to the terms and conditions applicable to stock options granted under the Plan, as described in that plan and the applicable stock option agreement, which you will be required to sign. The Option will be immediately exercisable as to all shares subject to the Option, but will vest as to 25% of the total Option shares on the 12- month anniversary of your start date of employment with the Company and as to 1/48th of the total Option shares on each monthly anniversary thereafter, subject to your continuous service with the Company through each vesting date. The Option will also remain exercisable, to the extent vested as of the date of your termination, for a period of 12 months following your termination of service, subject to earlier termination in the event of a liquidation, dissolution or Corporate Transaction (as defined in the Plan) as provided by the terms of the Plan. The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. As soon as reasonably practicable following the grant of the Option, you will be permitted to early exercise the Option up to an aggregate exercise price of $1.5 million with a 51% recourse promissory note and pledge and security agreement (together, the “Promissory Note”). This loan will be secured by a pledge of all of the exercised shares subject to the Option, and shall be due and payable in a single lump sum on the four (4) year anniversary of the date the Promissory Note is entered into (or such earlier date as provided in the Promissory Note, including, but not limited to, your termination of employment, a change of control, IPO or your filing of bankruptcy). Any such loan will accrue interest, compounded annually, equal to the applicable federal rate at the time of issuance. As a condition to the early exercise of the Option with the Promissory Note, you will be required to timely file a Section 83(b) election with respect to such early exercise. You should consult with your own tax advisor concerning the tax risks associated with accepting a right to purchase the Company’s common stock.

In the event that, at a time when the Company’s common stock is not publicly traded, the Company participates in a transaction in which any of its executive officers have the opportunity to sell shares of the Company’s common stock owned by them, the Company will use commercially reasonable efforts to permit you to participate in the transaction on a basis consistent with that applicable to the other executive officers.

In the event of a Change of Control (as defined in the Plan) that occurs during your employment, 50% of the then unvested shares subject to the Option will vest as of immediately prior to the consummation of such Change of Control. In addition, in the event that your employment is terminated (A) upon the consummation of, or at any time following, a Change of Control and (B) by the Company without Cause (as defined in the Plan) or as a result of your resignation for Good Reason (as defined below), then 100% of the then unvested shares subject to the Option will immediately vest upon the date of such termination.

Additionally, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue the Option at the time of a Change of Control, then 100% of the then unvested shares subject to the Option will vest and become exercisable immediately prior to, and contingent upon, the consummation of such Change of Control; provided, however, the foregoing acceleration set forth in this sentence shall not occur if the reason for the Option not being assumed, substituted or otherwise continued is because of your voluntary resignation without Good Reason after being offered new or continued employment with such acquirer or successor.

For purposes of the Option, “Good Reason” means your resignation due to the occurrence of any of the following conditions which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) your then-current base salary is reduced by more than 10% (other than as part of an across- the-board salary reduction applicable to all other executives); (ii) a material reduction of your title, duties, authority, responsibilities or reporting relationship, relative to your duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or its successor) conditions your continued service on you being transferred to a site of employment that would increase your one-way commute by more than 50 miles from your then-principal residence. In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within 30 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the acceleration described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30 day period, you may resign based on the Good Reason condition specified in the notice effective no later than 60 days following the expiration of the Company’s 30-day cure period.

6.                  Severance. If at any time after the twenty-four (24) month anniversary of your start date of employment with the Company, you experience an involuntary separation from service (as defined in Treasury Regulation 1.409A-1(n)) by the Company (or a successor, if appropriate) without Cause (as defined in the Plan) or as a result of your resignation for Good Reason (as defined above) (such termination or resignation, an “Involuntary Termination”), and provided you comply with the Conditions (as defined below), then the Company shall pay you severance pay at a rate equal to your base salary in effect on the date of your Involuntary Termination for a period of six (6) months and the vesting of your Option shall accelerate as to six (6) months of vesting as of the date of such termination. The base salary severance pay shall be paid in accordance with the Company’s standard payroll procedures on the Company’s regularly scheduled payroll dates, commencing with the first regularly scheduled payroll date that occurs on or after the Deadline Date (as defined below), with the first payment being equal to the total payments that would have been paid had payments commenced on the first payroll date on or after the date of your Involuntary Termination.

For purposes of this letter agreement, “Conditions” will mean (i) you have returned all Company property in your possession within ten (10) business days following the date of your Involuntary Termination, and (ii) you have executed a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in the Company’s standard form provided by the Company and such release has become effective no later than the 30th day after the date of your Involuntary Termination (the “Deadline Date”).

For purposes of Internal Revenue Code Section 409A, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this letter agreement is hereby designated as a separate payment. The parties intend that all payments made or to be made under this letter agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Specifically, any severance payments and benefits provided in connection with your Involuntary Termination under this letter and paid on or before the 15th day of the 3rd month following the end of your first tax year in which your Involuntary Termination occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which your Involuntary Termination occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section

1.409A1(b)(4) and any additional severance payments and benefits provided in connection with your Involuntary Termination under this letter shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be provided no later than the last day of your 2nd taxable year following the taxable year in which your Involuntary Termination occurs). Notwithstanding the foregoing, if any of the payments provided in connection with your separation from service do not qualify for any reason to be exempt from Section 409A and you are, at the time of your separation from service, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) (i.e., you are a “key employee” of a publicly traded company), each such payment will not be made until the first regularly scheduled payroll date of the 7th month after your separation from service and, on such date (or, if earlier, the date of your death), you will receive all payments that would have been paid during such period in a single lump sum.

7.                  Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

8.                  Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

9.                  Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. The Company agrees that you can join at least one board of directors while operating in the capacity as Chief Operating Officer so long as such entity is not a competitor of the Company.

10.              Withholding Taxes. All forms of compensation referred to in this Offer Letter are subject to applicable withholding and payroll taxes.

11.              Miscellaneous.

(a)               Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b)               Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)               Counterparts. This Offer Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(d)               Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this Offer Letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

We look forward to having you join us no later than July 10th, 2017.

Very truly yours,

OPENDOOR LABS INC.

By:
Eric Wu
Chief Executive Officer and President

ACCEPTED AND AGREED:

(PRINT EMPLOYEE NAME)

(Signature)

Date

Anticipated Start Date:

Attachment A: Confidential Information and Invention Assignment Agreement

ATTACHMENT A

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

(See Attached)